Exhibit 10.18
WORKDAY, INC.
2022 EQUITY INCENTIVE PLAN
GLOBAL NOTICE OF PERFORMANCE RESTRICTED STOCK UNIT AWARD1

Unless otherwise defined herein, the terms defined in the Workday, Inc. (“Workday”) 2022 Equity Incentive Plan (the “Plan”) will have the same meanings in this Global Notice of Performance Restricted Stock Unit Award and the electronic representation of this Global Notice of Performance Restricted Stock Unit Award and the performance and vesting terms set forth in the Vesting Appendix attached hereto (the “Vesting Appendix”) established and maintained by Workday or a third party designated by Workday (the Global Notice of Performance Restricted Stock Unit Award and the Vesting Appendix are collectively referred to as the “Notice”).

Name:    Aneel Bhusri
Address:

You (“Participant”) have been granted an award (an “Award”) of performance-based Restricted Stock Units (“PVUs”) under the Plan subject to the terms and conditions of the Plan, this Notice, the Vesting Appendix and the attached Global Performance Restricted Stock Unit Award Agreement (the “Agreement”), including any applicable jurisdiction-specific provisions in the appendices attached hereto (the “Appendices”), which constitute part of the Agreement.
Grant Number:
Maximum Number of PVUs:    547,003 PVUs
Date of Grant:    March 5, 2026
Vesting Schedule:    As provided in the Vesting Appendix.
Expiration Date:    This Award expires on the earlier to occur of: (a) the date on which this Award is settled in full, (b) determination by the Committee that the Share Price Targets (as defined in the Vesting Appendix) have not been satisfied as of the end of the Performance Period (as defined in the Vesting Appendix) and (c) the eighth (8th) anniversary of the Date of Grant. This Award expires earlier if Participant’s service terminates earlier, as described in the Vesting Appendix and the Award Agreement.

1 The specific information provided in this Notice may be delivered in electronic form.

By accepting (whether in writing, electronically or otherwise) the PVUs, Participant acknowledges and agrees to the following:
1)Participant understands that Participant’s service with Workday or a Parent or Subsidiary or Affiliate is for an unspecified duration, can be terminated at any time (i.e., is “at-will”), subject to applicable law and/or employment or service agreement, and that nothing in this Notice, the Agreement or the Plan changes the nature of that relationship. Participant acknowledges that the vesting of the PVUs pursuant to this Notice is earned only by both achievement of the performance metrics set forth in the Vesting Appendix and continuing service as specified in the Vesting Appendix. If Participant’s service is Terminated for any reason (regardless of whether the termination is in breach of employment laws in the jurisdiction where Participant is employed or is later found to be invalid), such Termination will be considered effective on the date Participant ceases to provide services to Workday or one of its Parents, Subsidiaries or Affiliates and, unless explicitly required by applicable legislation or determined by Workday, or in the case of Insiders, the Committee, Participant’s period of service for purposes of the PVUs will not be extended by any notice period or garden leave mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement. Unless otherwise expressly provided in the Plan or the Agreement or determined by the Committee, Participant’s right to vest in the PVUs under the Plan, if any, will terminate as of such date. To the extent permitted by applicable law, Participant agrees and acknowledges that the Vesting Schedule may change prospectively in the event that Participant’s service status changes in accordance with Workday policies relating to work schedules and vesting of Awards or as determined by the Committee.
2)This grant is made under and governed by the Plan, the Agreement and this Notice, and this Notice is subject to the terms and conditions of the Agreement and the Plan, both of which are incorporated herein by reference. Participant has read the Notice, the Agreement, and the Plan.
3)Participant has read Workday’s Insider Trading Policy, and agrees to comply with such policy, as it may be amended from time to time, whenever Participant acquires, disposes of, or otherwise transacts in Workday’s securities.
4)By accepting the PVUs, Participant consents to electronic delivery and participation as set forth in the Agreement.

If you wish to decline your PVUs, you should promptly notify our Stock Plan Administrator at stock.admin@workday.com. If you do not provide such notification within thirty (30) days after the Date of Grant, you will be deemed to have accepted your PVUs on the terms and conditions set forth herein.

ATTACHMENT I
VESTING APPENDIX
As set forth in this Vesting Appendix, all or a portion of the Maximum Number of PVUs (as defined and set forth in the Notice) shall vest subject to both (1) achievement of the Share Price Targets (defined below, and achievement of a Share Price Target applicable to a Tranche within its applicable Performance Period, an “Achievement Event”) and (2) Participant’s continued service (as defined below) to the Company on such Achievement Event and through the applicable Quarterly Vesting Dates (as defined below, the “Service Requirement”), except as specifically provided below in Section III(B) and Section IV(B). Defined terms used, but not defined, in this paragraph, the Notice, the Agreement or the Plan, shall have the meanings ascribed to them in this Vesting Appendix.
I.Performance Period
Achievement of the Share Price Targets is subject to an overall five (5) year performance period commencing on the Grant Date (such one-year periods therein, “Years” 1-5, respectively), applicable to each Tranche (defined below) as follows (each, a “Performance Period”):
Tranche 1—the three-year period comprised of Years 1-3 (the “Tranche 1 Performance Period”).
Tranche 2—the three-year period comprised of Years 2-4 (the “Tranche 2 Performance Period”).
Tranche 3—the three-year period comprised of Years 3-5 (the “Tranche 3 Performance Period”).
Tranche 4—the three-year period comprised of Years 3-5 (the “Tranche 4 Performance Period”).
II.Achievement Event—Share Price Targets
This Award is divided into four (4) separate tranches (each, a “Tranche”), as set forth in the Share Price Targets Table below, with each Tranche allocated that number of PVUs as specified in the Share Price Targets Table (each, the “Tranche PVUs”) and a share price target as specified in the Share Price Targets Table (each, a “Share Price Target”). If the Share Price Target applicable to a Tranche is achieved within such Tranche’s Performance Period, then the Tranche PVUs related to any such Tranche shall become “Eligible PVUs,” with the resulting Eligible PVUs eligible to vest subject to Certification and Participant’s service as of the applicable Achievement Event and on the applicable Quarterly Vesting Dates as set forth in Section III, except as specifically provided below in Section III(B) and Section IV(B).

Share Price Targets
Performance Period	Tranche	Number of Tranche PVUs	Share Price Target as % Increase from PVU Baseline Price	Share Price Target
Years 1-3	1	1/4 Maximum PVU Shares	25%	$171.39
Years 2-4	2	1/4 Maximum PVU Shares	50%	$205.67
Years 3-5	3	1/4 Maximum PVU Shares	75%	$239.94
Years 3-5	4	1/4 Maximum PVU Shares	100%	$274.22

The Share Price Target for a Tranche is achieved if the 45-Day Average equals or exceeds such Share Price Target during the applicable Performance Period. The Committee will measure and Certify the achievement of the Share Price Targets as described below. Achievement of each Share Price Target shall be determined separately. There will be no partial or additional achievement to the extent a 45-Day Average is between individual Share Price Targets. Once a Share Price Target has been achieved during the applicable Performance Period, it shall remain achieved. In no event may more than the Maximum Number of PVUs become Eligible PVUs.
If a Share Price Target for a Tranche is achieved prior to its designated Performance Period, such achievement will not qualify as an Achievement Event at that time because it occurred outside of the designated Performance Period, however, such Share Price Target shall remain eligible to be achieved again during its designated Performance Period.
A Share Price Target may be met no later than the final day of its designated Performance Period, provided, however that if the Share Price Target for Tranche 1 or Tranche 2 is not achieved on or prior to the last day of the Tranche 1 Performance Period or Tranche 2 Performance Period Performance Period, respectively, such Tranche PVUs will “roll forward” and may be earned in a later Performance Period (the “Roll-Forward”), but only if the Share Price Target for such later Tranche is achieved (such condition, the “Later Achievement Condition”).
Any PVUs allocated to a Tranche that is not achieved pursuant to this Section II (the “Unachieved Tranche PVUs”) prior to (a) the end of the applicable Performance Period (or pursuant to a later Performance Period under the Roll-Forward) or (b) termination of Participant’s service shall automatically be forfeited, except as specifically provided below in Section III(B) and Section IV(B).
For purposes of this Award, “45-Day Average” means the trailing simple moving average stock price of Company Common Stock as reported on the NASDAQ Global Select Market over the forty-five (45) consecutive trading day period ending on the 20th day of each month (and if the 20th is not a trading day, then the immediately preceding trading day), beginning with the first Measurement Date that is at least forty-five (45) consecutive trading days following the Date of Grant (each, a “Measurement Date”). All averages will be rounded to the nearest whole cent.
For purposes of this Award, “Baseline Price” means the trailing simple moving average stock price of Company Common Stock as reported on the NASDAQ Global Select Market over the ten (10) consecutive trading day period ending March 5, 2026.

III.Service Requirement
A.Time-Based Vesting
No Eligible PVUs may vest prior to satisfaction of the Service Requirement, except as specifically provided below in Section III(B) and Section IV(B). For purposes of this Award, “service” means (1) for Year 1 through Year 3, Participant’s continuous service as the Company’s Chief Executive Officer, the Company’s Executive Chairman or such other comparable role or position determined by the Board in its sole discretion and (2) for Year 4 through Year 5, Participant’s continuous service as an Employee, Non-Employee Director, or Consultant to the Company or an Affiliate, Parent or Subsidiary of the Company.
For so long as Participant is in continuous service through each applicable date, the Service Requirement will be satisfied with respect to each Tranche as to 1/20 on each of the twenty (20) quarterly anniversaries of March 5, 2026 (each quarterly anniversary thereof, a “Quarterly Vesting Date”). Except as specifically provided below in Section III(B) and Section IV(B), in the event of the termination of Participant’s service, any Eligible PVUs that have not yet vested shall automatically be forfeited upon such termination of Participant’s service.
(i)PVUs Vesting in connection with Achievement of Share Price Target. In the event of an Achievement Event for a particular Tranche, then upon the first occurring Quarterly Vesting Date following the related Measurement Date, Participant shall vest as to the number of such Tranche PVUs, if any, for which Participant has satisfied the Service Requirement in accordance with the Quarterly Vesting Schedule as of such Quarterly Vesting Date, provided Participant is in continuous service as of such Quarterly Vesting Date. The foregoing shall apply separately to each Tranche.
(ii)PVUs Vesting following Achievement of Share Price Target. With respect to Tranche PVUs for which Participant has not satisfied the Service Requirement in accordance with the Quarterly Vesting Schedule as of the first occurring Quarterly Vesting Date following an Achievement Event for a particular Tranche, vesting shall continue after such Quarterly Vesting Date in accordance with the Quarterly Vesting Schedule, subject to Participant’s continued service through each such Quarterly Vesting Date, except as specifically provided below in Section III(B) and Section IV(B). The foregoing shall apply separately to each Tranche.

B.Certain Terminations
In the event of a Non-CIC Qualifying Termination (as defined in the Company’s Executive Severance and Change in Control Policy (the “Change in Control Policy”)), subject to Participant’s execution of a Release (as defined in the Change in Control Policy) and satisfaction of all conditions to make the Release effective within 45 days after such termination of Participant’s service, (i) that number of PVUs which previously had become Eligible PVUs pursuant to Section II that would have vested in the 12 months following such termination shall vest upon Participant’s Non-CIC Qualifying Termination and (ii) any in-progress Performance Period shall end on the day before Participant’s termination date and the Committee shall measure and Certify the level of achievement of the Share Price Targets for any then-Unachieved Tranche PVUs (including Unachieved Tranche PVUs that remain eligible to be achieved pursuant to the Roll-Forward) using the same process as set forth in Section II above (including that Roll-Forward Tranches shall be subject to the Later Achievement Condition), except that the Committee shall use the 45-Day Average as of the trading day immediately prior to Participant’s termination date in lieu of the Company’s 45-Day Average as of a Measurement Date to determine the Share Price Target achievement of any Unachieved Tranche PVUs, and Eligible PVUs, if any, resulting under this subsection which would have vested if Participant had remained in continuous service for an additional twelve (12) months shall vest upon such termination of Participant’s service.
In the event Participant’s service terminates due to (a) a termination by the Company for Cause or (b) Participant’s resignation for any reason, all PVUs (both Eligible PVUs that have not yet vested and Unachieved Tranche PVUs (including Unachieved Tranche PVUs that remain eligible to be achieved pursuant to the Roll-Forward)) shall automatically be forfeited upon such termination of Participant’s service.
IV.Change in Control
A.Determination of Achievement.
Notwithstanding Sections II and III above, if a Change in Control (as defined in the Change in Control Policy) occurs, then any in-progress Performance Period and any yet to commence Performance Period shall end or be deemed to end, respectively, on the day prior to the effective date of the Change in Control (the “Closing Date”) and the Committee shall measure and Certify the level of achievement of the Share Price Targets for any Unachieved Tranche PVUs (including Unachieved Tranche PVUs that remain eligible to be achieved pursuant to the Roll-Forward, provided that in this case the Later Achievement Condition is waived and such Tranche may be achieved upon its applicable Share Price Target) using the same process as set forth in Section II above, except the Committee shall use the CIC Price in lieu of the Company’s 45-Day Average as of a Measurement Date to determine the Share Price Target achievement of any Unachieved Tranche PVUs. Eligible PVUs, if any, resulting under this subsection shall be referred to herein as “CIC Eligible PVUs”.
For purposes of this Award, “CIC Price” means the price per share of the Company’s Common Stock to be paid in accordance with the definitive agreement providing for the Change in Control (or, in the absence of such a definitive agreement, the closing price per share of the Company’s Common Stock as reported on the Nasdaq Global Select Market (or such other exchange on which the Company’s common stock is primarily traded) for the last trading day immediately preceding the Closing Date). In the event that the consideration in the Change in Control is not paid based on a price per share of the Company’s common stock, then the value of such consideration and the CIC Price shall be determined in good faith by the Committee.

Further to the foregoing, during the period beginning upon the earlier of (i) the execution of the definitive agreement providing for the Change in Control and (ii) the public announcement of a Change in Control (such date, the “Change in Control Announcement Date”) and ending upon the earlier of the Closing Date and the Change in Control Termination Date (as defined below) (the “Pause Period”), no additional PVUs shall become Eligible PVUs based on the 45-Day Average. Instead, during the Pause Period, achievement of the Share Price Targets (to the extent not previously achieved) may only occur at the closing of the Change in Control and will be measured as provided in the preceding paragraph. If the sale or other arrangements that give rise to the Change in Control Announcement Date are terminated by their terms or otherwise withdrawn, as applicable (such date of termination or withdrawal, the “Change in Control Termination Date”), the Pause Period will end and the regular Performance Period will resume, and the calculation for the 45-Day Average shall re-commence beginning with the first day following the Change in Control Termination Date (and none of the trading days during the Pause Period shall be taken into account for any determination of any potential achievement of the 45-Day Average).
B.Change in Control Vesting.
(i)Non-Assumption. If the PVUs are not assumed, continued or substituted in a Change in Control, then (a) any PVUs which previously had become Eligible PVUs pursuant to Section II and (b) any CIC Eligible PVUs shall vest in full immediately prior to the Closing Date.
(ii)Double Trigger. In the event of a CIC Qualifying Termination (as defined in the CIC Policy), subject to Participant’s execution of a Release and satisfaction of all conditions to make the Release effective within 45 days after such termination of Participant’s service, (a) any PVUs which previously had become Eligible PVUs pursuant to Section II and (b) any CIC Eligible PVUs shall vest in full upon Participant’s Qualifying Termination.
V.Holding Period
Participant must retain and may not sell, transfer or dispose of the Shares acquired upon settlement of the PVUs (net of any Shares sold in a same-day sale to pay any tax withholding obligations) until the two-year anniversary of the applicable settlement date; provided, however, that the Participant may conduct transactions that involve merely a change in the form in which Participant owns such Shares (e.g., transfer Shares to a revocable inter vivos trust for which Participant is the trustee and sole beneficiary during Participant’s lifetime) as permitted by the Board or the Committee consistent with the Company’s internal policies.
VI.Certification of Achievement
Achievement of the PVU Performance Metrics will be measured monthly, as of the applicable Measurement Date. The Board or the Committee (as applicable, the “Committee”), in its good faith reasonable discretion, shall determine achievement of the Share Price Target for each Tranche as soon as possible on or following a Measurement Date (such Committee action, to “Certify” or a “Certification”, and the date thereof, the “Certification Date”). Notwithstanding the foregoing, if the Share Price Targets are determined in connection with a Change in Control, such determination shall be made, and the Certification Date shall be on a date, determined by the Committee, prior to the Closing Date.
In the event an adjustment of Shares is made pursuant to Section 2.4 of the Plan, the Share Price Targets and the number of Tranche PVUs (in each case, to the extent not previously achieved) and the Eligible PVUs (if any) shall automatically be proportionally and equitably adjusted.

VII.Award Subject to Company Clawback or Recoupment
The PVUs shall be subject to the Company’s current compensation recoupment policy, and any additional compensation recoupment policy or amendments to the current policy adopted by the Board or as required by law during the term of Participant’s service that is applicable generally to executive officers of the Company. In addition to any other remedies available under such provisions, applicable law may require the cancellation of the PVUs (whether vested or unvested) and the recoupment of any gains realized with respect to the PVUs.

WORKDAY, INC.
2022 EQUITY INCENTIVE PLAN
GLOBAL PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
The Compensation Committee of the Board of Directors (the “Committee”) of Workday, Inc. (“Workday”) has granted to Participant a performance-based Restricted Stock Unit Award (“PVU”) under Workday’s 2022 Equity Incentive Plan (the “Plan”). Unless otherwise defined herein, the terms defined in the Plan will have the same defined meanings in this Global Performance Restricted Stock Unit Award Agreement (the “Agreement”) and the electronic representation of the Global Notice of Performance Restricted Stock Unit Award established and maintained by Workday, or a third party designated by Workday, including the Vesting Appendix attached thereto (the “Notice”). The PVU is subject to the terms, restrictions and conditions of the Plan, the Notice and this Agreement, including any applicable jurisdiction-specific provisions in the appendices attached hereto (the “Appendices”), which constitute part of this Agreement. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of the Notice or this Agreement, the terms and conditions of the Plan will prevail.
1.Terms. The number of PVUs provided by the Award and the applicable vesting terms and conditions are set forth in the Notice and the Vesting Appendix. Subject to the applicable provisions of the Plan and this Agreement and Workday’s Vesting Acceleration Policy for Death and Permanent Disability, as may be amended from time to time, Participant’s PVU shall vest as provided under the Vesting Appendix. For the avoidance of doubt, only Eligible PVUs and CIC Eligible PVUs, determined in accordance with the Vesting Appendix, shall be eligible for acceleration pursuant to the terms and conditions of Workday’s Vesting Acceleration Policy for Death and Permanent Disability.
2.Settlement. Settlement of PVUs will be made within the calendar year in which the applicable date of vesting under the Vesting Schedule(s) set forth in the Notice occurs or, if later, the fifteen (15th) day of the third (3rd) calendar month following the date of vesting (provided that the Participant will not be permitted, directly or indirectly, to designate the taxable year of the payment). Settlement of PVUs will be in Shares. No fractional PVUs or rights for fractional Shares will be created pursuant to this Agreement.
3.No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested PVUs, Participant will have no ownership of the Shares allocated to the PVUs and will have no right to dividends or to vote such Shares.
4.Dividend Equivalents. Dividends, if any (whether in cash or Shares), will not be credited to Participant.
5.Non-Transferability of PVUs. The PVUs and any interest therein will not be sold, assigned, transferred, pledged, hypothecated, or otherwise disposed of in any manner other than by will or by the laws of descent or distribution or unless otherwise permitted by the Committee on a case-by-case basis.

6.Termination.
(a)General Termination. Except as provided in the Vesting Appendix, if Participant’s service Terminates for any reason, all unvested PVUs will be forfeited to Workday forthwith without payment of any consideration to Participant, and all rights of Participant to such PVUs will immediately terminate (unless determined otherwise by the Committee and regardless of the reason for such Termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is providing services or the terms of Participant’s employment or service agreement, if any). Workday, or in the case of Insiders, the Committee will have sole discretion to determine whether a Participant has ceased to provide services for purposes of the Plan and the effective date on which the Participant ceased to provide services (the “Termination Date”), as provided in the Plan. For purposes of the PVUs, the Termination Date will be the date Participant ceases to provide services to Workday or one of its Parents, Subsidiaries or Affiliates and, unless explicitly required by applicable legislation or determined by Workday, or in the case of Insiders, the Committee, Participant’s period of service for purposes of the PVUs will not be extended by any notice period or garden leave mandated under employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement.
(b)Change in Service Status. Participant acknowledges and agrees that the vesting terms and conditions may change prospectively in the event Participant’s service status changes between full- and part-time and/or in the event Participant is on a leave of absence, in accordance with Workday policies relating to work schedules and vesting of Awards or as determined by the Committee. A change in status as contemplated under the Vesting Appendix will not result in a Termination, unless otherwise determined by the Committee.
7.Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by Workday or, if different, Participant’s employer (the “Employer”) the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable or deemed applicable to Participant (“Tax-Related Items”), is and remains Participant’s responsibility and may exceed the amount, if any, actually withheld by Workday or the Employer. Participant further acknowledges that Workday and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PVUs, including, but not limited to, the grant, vesting or settlement of the PVUs and the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PVUs to reduce or eliminate Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if Participant is subject to Tax-Related Items in more than one jurisdiction, Participant acknowledges that Workday and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. PARTICIPANT SHOULD CONSULT A TAX ADVISER APPROPRIATELY QUALIFIED IN THE JURISDICTIONS(S) IN WHICH PARTICIPANT RESIDES OR IS OTHERWISE SUBJECT TO TAXATION.

Prior to any relevant taxable or tax withholding event, as applicable, to the extent permitted by applicable law, Participant agrees to make arrangements satisfactory to Workday and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes Workday and/or the Employer, or their respective agents, at their discretion, to satisfy any withholding obligations or rights for all Tax-Related Items, if any, by one or a combination of the following:
(i)withholding from proceeds of the sale of Shares acquired upon settlement of the PVUs either through a voluntary sale or through a mandatory sale arranged by Workday (on Participant’s behalf pursuant to this authorization and without further consent);
(ii)withholding in Shares to be issued upon settlement of the PVUs;
(iii)withholding from Participant’s wages or other cash compensation payable to Participant by Workday and/or the Employer or any Parent, Subsidiary or Affiliate;
(iv)Participant’s payment of a cash amount (including by check representing readily available funds or a wire transfer); or
(v)any other arrangement approved by the Committee and permitted under applicable law, in each case, under such rules as may be established by the Committee and in compliance with this Plan, Workday’s Insider Trading Policy and any 10b5-1 Trading Plan Policy, if applicable. Notwithstanding the foregoing, if Participant is subject to Section 16 of the Exchange Act, the Committee shall establish the method of withholding prior to the applicable taxable or withholding event.
Workday may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates in Participant’s jurisdiction(s), including minimum rates or up to the maximum rates applicable in Participant’s jurisdiction(s). In the event the application of the withholding rate determined by Workday leads to over-withholding, Participant may receive a refund of any over-withheld amount in cash from Workday or the Employer (and will have no entitlement to the equivalent value in Shares) or, if not refunded by Workday or the Employer, Participant may be able to seek a refund from the applicable tax authority. In the event of under-withholding by Workday or the Employer for any reason, Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, Participant will be deemed to have been issued the full number of Shares subject to the vested PVUs, notwithstanding that a number of the Shares are held back solely for the purpose of satisfying the withholding obligation for Tax-Related Items. Unless otherwise required by applicable law or otherwise determined by the Committee, the Fair Market Value of these Shares, determined as of the effective date when taxes otherwise would have been withheld in cash, will be applied as a credit against the Tax-Related Items withholding.
Finally, Participant agrees to pay to Workday or the Employer any amount of Tax-Related Items that Workday or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. Workday may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.

8.Nature of Grant. By accepting the PVUs (whether in writing, electronically or otherwise), Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by Workday, it is discretionary in nature and it may be modified, amended, suspended or terminated by Workday at any time, to the extent permitted by the Plan;
(b)the grant of the PVUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of PVUs, or benefits in lieu of PVUs, even if PVUs have been granted in the past;
(c)all decisions with respect to future PVU or other grants, if any, will be at the sole discretion of Workday;
(d)the PVU grant and Participant’s participation in the Plan will not create a right to employment or be interpreted as forming or amending an employment or services contract with Workday, the Employer or any Parent, Subsidiary or Affiliate and shall not interfere with any ability Workday, the Employer or any Parent, Subsidiary or Affiliate, as applicable, may have to Terminate Participant’s employment or service;
(e)Participant is voluntarily participating in the Plan;
(f)the PVUs and the Shares subject to the PVUs and the income from and value of same are not intended to replace any pension rights or compensation;
(g)the PVUs and the Shares subject to the PVUs, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;
(h)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(i)no claim or entitlement to compensation or damages will arise from forfeiture of the PVUs resulting from (1) the application of any compensation recovery or clawback policy adopted by Workday or otherwise required by law, or (2) Participant’s Termination (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any);
(j)unless otherwise provided in the Plan or by Workday in its discretion, the PVUs and the benefits evidenced by this Agreement do not create any entitlement to have the PVUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any Corporate Transaction affecting the Shares;

(k)unless otherwise agreed with Workday, the PVUs and the underlying Shares, and the income from and value of same, are not granted as consideration for, or in connection with, the service Participant may provide as a director of a Subsidiary, Parent and Affiliate; and
(l)neither Workday, the Employer nor any Parent, Subsidiary or Affiliate will be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the PVUs or of any amounts due to Participant pursuant to the settlement of the PVUs or the subsequent sale of any Shares acquired upon settlement.
9.No Advice Regarding Grant. Workday is not providing any tax, legal or financial advice, nor is Workday making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant acknowledges, understands and agrees that Participant should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
10.Language. Participant acknowledges and represents that he or she is proficient in the English language or has consulted with an advisor who is sufficiently proficient in English, as to allow Participant to understand the terms of this Agreement, including the Appendix and any other documents related to the Plan. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
11.Jurisdiction-Specific Provisions. Notwithstanding any provisions in this Agreement, the PVU grant will be subject to any special terms and conditions for Participant’s jurisdiction set forth in the Appendices. Moreover, if Participant relocates to one of the jurisdictions included in the Appendices, the special terms and conditions for such jurisdiction will apply to Participant, to the extent Workday determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendices constitute part of this Agreement.
12.Imposition of Other Requirements. Workday reserves the right to impose other requirements on Participant’s participation in the Plan, on the PVUs and on any Shares acquired under the Plan, to the extent Workday determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
13.Entire Agreement; Enforcement of Rights. This Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No adverse modification of or adverse amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the parties to this Agreement (which writing and signing may be electronic). The failure by either party to enforce any rights under this Agreement will not be construed as a waiver of any rights of such party.

14.Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by Workday and Participant with all applicable U.S. and non-U.S. local, state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which Workday’s Common Stock may be listed or quoted at the time of such issuance or transfer. Participant understands that Workday is under no obligation to register or qualify the Shares with any U.S. state or federal or any non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, Participant agrees that Workday shall have unilateral authority to amend the Plan and this Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares. Finally, the Shares issued pursuant to this Agreement shall be endorsed with appropriate legends, if any, determined by Workday.
15.Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) will be enforced to the maximum extent possible given the intent of the parties hereto and the parties agrees to renegotiate any unenforceable provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such unenforceable provision, then (i) such provision will be excluded from this Agreement, (ii) the balance of this Agreement will be interpreted as if such provision were so excluded and (iii) the balance of this Agreement will be enforceable in accordance with its terms.
16.Governing Law and Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto will be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to such state’s principles of conflict of laws.
Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the Plan or this Agreement, will be brought and heard exclusively in the United States District Court for the Northern District of California or the Superior Court of California, Alameda County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.
17.No Rights as Employee, Director or Consultant. Nothing in this Agreement will affect in any manner whatsoever any right or power Workday, the Employer or any Parent, Subsidiary or Affiliate many have, to terminate Participant’s service, for any reason, with or without Cause.

18.Insider Trading / Market Abuse Laws. Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including, but not limited to, the United States and, if different, Participant’s country, which may affect Participant’s ability to directly or indirectly accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., Restricted Stock Units) or rights linked to the value of Shares under the Plan during such times as Participant is considered to have “inside information” regarding Workday (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders Participant placed before possessing the inside information. Furthermore, Participant may be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Workday insider trading policy and/or any Workday 10b5-1 trading plan. Neither Workday nor any Parent, Subsidiary or Affiliate will be responsible for such restrictions or liable for the failure on Participant’s part to know and abide by such restrictions. Participant should consult with his or her own personal legal advisers to ensure compliance with local laws. In addition, Participant acknowledges that he or she read Workday’s Insider Trading Policy, and agrees to comply with such policy, as it may be amended from time to time, whenever Participant acquires, disposes of, or otherwise transacts in Workday’s securities.
19.Foreign Asset/Account and Tax Reporting Requirements and Exchange Controls. Participant acknowledges that his or her country may have certain foreign asset and/or foreign account reporting and/or tax reporting requirements and exchange controls which may affect Participant’s ability to acquire or hold Shares purchased under the Plan or cash received from participating in the Plan (including from any dividends paid on or sales proceeds arising from the sale of Shares acquired under the Plan) in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. Participant also may be required to repatriate sale proceeds or other funds received as a result of his or her participation in the Plan to Participant’s country through a designated bank or broker and/or within a certain time after receipt. Participant acknowledges that it is Participant’s responsibility comply with such regulations, and Participant should consult a personal legal advisor for any details.

20.Code Section 409A. For purposes of this Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Internal Revenue Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this Agreement in connection with Participant’s termination of employment constitute deferred compensation subject to Section 409A, and Participant is deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment will not be made or commence until the earlier of (i) the expiration of the six-month period measured from Participant’s separation from service from Workday or (ii) the date of Participant’s death following such a separation from service; provided, however, that such deferral will only be effected to the extent required to avoid adverse tax treatment to Participant including, without limitation, the additional tax for which Participant would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment will be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this section are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
21.Award Subject to Workday Clawback or Recoupment. To the extent permitted by applicable law, the PVUs will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the Board or Compensation Committee or required by law during the term of Participant’s employment or other service that is applicable to Participant. In addition to any other remedies available under such policy and applicable law, Workday may require the cancellation of Participant’s PVUs (whether vested or unvested) and the recoupment of any gains realized with respect to Participant’s PVUs, as set forth in the Vesting Appendix.
22.Acknowledgment; Consent to Electronic Delivery of All Plan Documents and Disclosures. By Participant’s acceptance (whether in writing, electronically or otherwise) of the Notice, Participant and Workday agree that the PVUs are granted under and governed by the terms and conditions of the Plan, the Notice and this Agreement. Participant acknowledges receipt of a copy of the Plan, the Plan prospectus, the Notice and this Agreement and hereby accepts the PVUs subject to all of the terms and conditions set forth herein and those set forth in the Plan and the Notice. Participant has reviewed the Plan, the Plan prospectus, the Notice and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understands all provisions of the Plan, the Plan prospectus, the Notice and this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this Agreement. Participant further agrees to notify Workday upon any change in Participant’s residence address.

By acceptance of the PVUs, Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by Workday or a third party designated by Workday and consents to the electronic delivery of the Notice, this Agreement, the Plan, account statements, Plan prospectuses required by the U.S. Securities and Exchange Commission, U.S. financial reports of Workday, and all other documents that Workday is required to deliver to its security holders (including, without limitation, annual reports and proxy statements) or other communications or information related to the PVUs and current or future participation in the Plan. Electronic delivery may include the delivery of a link to a Workday intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other delivery determined at Workday’s discretion. Participant acknowledges that Participant may receive from Workday a paper copy of any documents delivered electronically at no cost if Participant contacts Workday by telephone, through a postal service or electronic mail at Stock Administration. Participant further acknowledges that Participant will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, Participant understands that Participant must provide on request to Workday or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. Also, Participant understands that Participant’s consent may be revoked or changed, including any change in the electronic mail address to which documents are delivered (if Participant has provided an electronic mail address), at any time by notifying Workday of such revised or revoked consent by telephone, postal service or electronic mail through Stock Administration. Finally, Participant understands that Participant is not required to consent to electronic delivery.
By accepting (whether in writing, electronically or otherwise) the PVUs, Participant acknowledges and agrees to the following:
Participant understands that Participant’s employment or consulting relationship or service with Workday, Inc. or a Parent, Subsidiary or Affiliate is for an unspecified duration, can be terminated at any time (i.e., is at will), subject to applicable law and/or employment or service agreement, and that nothing in this Agreement, the Notice or the Plan changes the nature of that relationship. Participant acknowledges that the vesting of the PVUs pursuant to this Notice is earned only by continuing service as an Employee, Director or Consultant. Participant also understands that this Agreement is subject to the terms and conditions of both the Notice and the Plan, both of which are incorporated herein by reference. Participant has read the Agreement, the Notice and the Plan. By accepting the PVUs, Participant consents to the electronic delivery as set forth in this Agreement.
WORKDAY, INC.
By: [___________]
Title: [__________________]

APPENDIX A

WORKDAY, INC.
2022 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
DATA PRIVACY PROVISIONS FOR EMPLOYEES OUTSIDE THE UNITED STATES
[Intentionally Omitted]

APPENDIX B
WORKDAY, INC.
2022 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
JURISDICTION-SPECIFIC PROVISIONS FOR EMPLOYEES OUTSIDE THE U.S.
[Intentionally Omitted]